Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to certain EnergyConnect Group, Inc. Restricted Stock Unit Agreements of our report dated April 1, 2011, relating to our audit of the consolidated financial statements, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, which appears in the Annual Report on Form 10-K of the Company for the year ended January 1, 2011.

/s/ SingerLewak LLP

San Jose, CA

May 13, 2011